Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Financial Northwest, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-152928 and No. 333-149292) on Form S-8 of First Financial Northwest, Inc. and Subsidiaries (Company) of our report dated March 9, 2009, with respect to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of the Company.

/s/KPMG LLP

Seattle, Washington
March 10, 2010